EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Adams Golf, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-112622 on Form S-8 of Adams Golf, Inc. of our report dated February 3, 2006 relating to the consolidated balance sheet of Adams Golf, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related financial statement schedule for the years ended December 31, 2005 and 2004, which report is included in the December 31, 2005 Annual Report on Form 10-K of Adams Golf, Inc.

/s/ KBA GROUP LLP
Dallas, Texas
March 22, 2006